SUB-ITEM 77Q1(a)



                                 AMENDMENT NO. 4
                                       TO
            AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                                       OF
                                AIM EQUITY FUNDS



     This Amendment No. 4 to the Amended and Restated Agreement and Declaration of Trust of AIM Equity Funds (this "Amendment") amends, effective as of June 11, 2003, the Amended and Restated Agreement and Declaration of Trust of AIM Equity Funds dated as of May 15, 2002, as amended (the "Agreement").

     Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

         "Section 3.2 Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two
     (2) nor more than sixteen (16). The initial Trustees are those first identified above."

     2. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment and all prior amendments thereto.

     3. Except as specifically provided for by this Amendment, the Agreement (including all prior amendments) is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of June 11, 2003.

                                                /s/ ROBERT H. GRAHAM
                                                -------------------------------
                                                Name:  Robert H. Graham
                                                Title: President